                                                                 Exhibit 2.4
                                                                 -----------

EXECUTION COPY


                         PURCHASE AND SALE AGREEMENT
                         ---------------------------

         This PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of
                                                 ---------
April 17, 2002, is made and entered into by and between Buyer and Seller (as defined below).

         1.       BASIC INFORMATION. All capitalized terms used in this
                  -----------------
Agreement shall have the meanings specified in the Basic Information, unless otherwise defined herein.

         "Buyer" means Medline Industries, Inc., an Illinois corporation,
          -----
whose address is: One Medline Place, Mundelein, Illinois 60060, Attention:
Charlie Mills, Chief Executive Officer. Buyer's facsimile number for notices is: (847) 949-2633. Copies of notices to Buyer shall also be sent to: (i) Alex M. Liberman, General Counsel, Medline Industries, Inc., One Medline Place, Mundelein, Illinois 60060, at facsimile number (847) 949-2633; and
(ii) Ross D. Emmerman, Neal, Gerber & Eisenberg, 2 North LaSalle Street, Chicago, Illinois 60602-3801, at facsimile number (312) 269-1747.

         "Seller" means Angelica Corporation, a Missouri corporation, whose
          ------
address is: 424 S. Woods Mill Road, Chesterfield, Missouri 63017, Attention:
Don W. Hubble, Chairman and CEO. Seller's facsimile number for notices is:
(314) 854-3949. Copies of notices to Buyer shall also be sent to: (i) Steven
L. Frey, Vice President and General Counsel, Angelica Corporation, 424 S. Woods Mill Road, Chesterfield, Missouri 63017, at facsimile number (314) 854-3949; and (ii) Robert M. LaRose, Thompson Coburn LLP, One US Bank Plaza, Suite 3400, St. Louis, Missouri 63101, at facsimile number (314) 552-7068.

         "Asset Purchase Agreement" means that certain Asset Purchase
          ------------------------
Agreement, dated as of the date hereof, by and between Buyer and Seller.

         "Business Day" means any day which is not a Saturday, Sunday or
          ------------
other legal holiday.

         "Closing" means the actual day on which the transaction
          -------
contemplated herein is consummated.

         "Closing Date" means the date on which the Closing is scheduled to
          ------------
occur, which date shall be determined by mutual agreement of the parties but shall not more than thirty (30) days after the transaction contemplated in the Asset Purchase Agreement is consummated; provided, however, that if such
                                             --------  -------
day is on a day which is not a Business Day, then the Closing Date shall be extended until the next Business Day.

         "Confidentiality Agreement" means that certain Confidentiality
          -------------------------
Agreement, dated December 13, 2001, by and between Buyer and Seller.

         "Effective Date" means the first date on which Seller and Buyer
          --------------
have fully executed and delivered this Agreement.

         "Environmental Laws" means all statutes specifically described in
          ------------------
the definition of Hazardous Materials hereinbelow, and all other federal, state or local laws, rules, regulations or orders relating to or imposing liability or standards of conduct concerning any Hazardous Materials.

         "Hazardous Materials" means any hazardous, toxic or dangerous
          -------------------
substance, material, waste, gas or particulate matter which is defined as such for purposes of regulation by any federal, state or local governmental entity, including, but not limited to, (a) gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyl or related or similar materials, asbestos or any material containing asbestos, and (b) any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of Tennessee law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sec. 1251 et seq. (33 U.S.C. 1317), (iii)
                                         -- ---
defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq. (42 U.S.C. 6903),
                                                   -- ---
or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq. (42 U.S.C. Sec. 9601).
                 -- ---

         "Inspection Period" means the period commencing on the day after
          -----------------
the Effective Date and expiring fifteen (15) days after Buyer's receipt of the Title Commitment and the Survey; provided, however, that if such date is
                                     --------  -------
on a day which is not a Business Day, then the Inspection Period shall be extended until the next Business Day.

          "Lien" means any lien, mortgage, judgment lien, tax lien, vendor's
           ----
lien, mechanic's lien or other lien, whether voluntary or involuntary, affecting the Property.

         "Permitted Exceptions" means (i) a lien for real estate taxes not
          --------------------
yet due and payable; and (ii) any matters reflected on the Title Commitment and/or the Survey to which Buyer has not objected or been deemed to have waived under Section 7(b) hereof; provided, however, that no Lien shall
                                  --------  -------
constitute a Permitted Exception.

         "Property" is defined in Section 2 hereinbelow.
          --------

         "Purchase Price" means One Million Three Hundred Thousand and
          --------------
no/100 Dollars ($1,300,000.00).

         "Survey" means a current plat or survey of the Land obtained by
          ------
Buyer and prepared by a surveyor licensed in the State of Tennessee, certified to Buyer.

         "Title Commitment" means a commitment to issue title insurance
          ----------------
obtained by Buyer insuring title to the Land in Buyer's name.

         "Title Company" means Near North National Title Insurance Company.
          -------------

         2.       PURCHASE AND SALE. In consideration of the mutual covenants
                  -----------------
and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees to purchase and acquire the Property from Seller and Seller agrees to sell and convey the following described Property to Buyer on the terms and subject to the conditions in this Agreement:

                  (a) The tract or tracts of real property described on Exhibit A attached hereto comprising the premises located at 975 West Main
---------
Street, Alamo, Crockett County, Tennessee, together with all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way (collectively, the "Land").

                  (b) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Land, together with all parking areas, landscaping and other improvements, signs, structures and fixtures (collectively, the "Improvements").
                                            ------------

                  (c) All furniture, fixtures and equipment and other tangible personal property owned by Seller and situated on the Land and used or to be used in connection therewith or with the Improvements, together with all spare parts and supplies, manuals, written warranties, licenses and similar rights relating thereto, subject to such additions, substitutions or deletions thereto as shall have occurred in the ordinary course of conduct of Seller's business prior to the Closing Date (collectively, the "Personal
                                                                   --------
Property").
--------

The Land, the Improvements, and the Personal Property shall be referred to herein collectively as the "Property".
                            --------

         3.       PURCHASE PRICE. Buyer agrees to pay and Seller agrees to
                  --------------
accept payment of the Purchase Price on the Closing Date, plus or minus prorations, by wire transfer of good funds delivered by Buyer to the Title Company, in escrow, and then by the Title Company to Seller. The Purchase Price shall be adjusted at Closing by prorations made in accordance with this Agreement.

         4.       SELLER'S DELIVERIES. Within ten (10) days after the
                  -------------------
Effective Date, Seller shall deliver or cause to be delivered to Buyer, correct and complete copies of the following (to the extent in Seller's possession), with respect to the Property, (collectively, the "Seller's
                                                               --------
Deliveries"):
----------

                  (a) all documentation relative to the zoning classification, special use permits and zoning or other land use restrictions imposed upon or in respect to the Property (collectively, the "Permits") which are described on Exhibit B attached hereto;
 -------                          ---------

                  (b) all certificates of occupancy and other governmental licenses and permits issued in respect to or required for the present use and occupancy of the Property;

                  (c) all as-built plans and specifications for the Improvements, soil tests, engineering studies, environmental audits or reports, reports of insurance carriers, agreements, plats, plans, drawings, surveys, specifications, title insurance policies, and other like documents, instruments and items relating to the Property;

                  (d) all notifications received by Seller asserting that the Property, or any portion thereof, does not comply with any law, rule, regulation, order, code, permit or other legal requirement;

                  (e) all guarantees and warranties (collectively, the "Warranties") in effect relative to the Property or any part thereof which
 ----------
are described on Exhibit C attached hereto together with Seller's
                 ---------
identification of such Warranties which are assignable, which shall, if possible, be assigned to Buyer at Closing (and, if not assignable, shall be terminated as of the Closing Date without cost to Buyer);

                  (f) all management, service, maintenance, repair and/or equipment agreements or other contracts and all leases in any way relating to the Property or its operation or management (collectively, the "Contracts") which are described on Exhibit D attached hereto together with
 ---------                          ---------
Seller's identification of such Contracts which will survive Closing (which shall, upon Buyer's request, be assigned to Buyer at Closing as set forth in
Section 11(b)(iii), and, if not assignable, shall, if possible, be terminated as of the Closing Date without cost to Buyer); and

                  (g) all real estate tax bills and all utility and other operating expense bills relating to the operation of the Property for the two (2) years immediately preceding the date hereof.

         5.       AFFIRMATIVE COVENANTS OF SELLER. Seller agrees as follows:
                  -------------------------------

                  (a) Seller shall maintain the Property free from waste and neglect and in the same condition as on the date hereof to and including the Closing Date and, on the Closing Date, Seller shall tender possession of the Property to Buyer in the same condition the Property was in when inspected by Buyer, casualty, condemnation and normal wear and tear excepted. Immediately prior to closing, Buyer shall have the right to inspect the Property to verify that it is in the condition as required herein. If the Property is not in the condition when last inspected by Buyer, Buyer shall have the right to deduct from the Purchase Price an amount necessary to place the Property in the condition as required herein, net of any insurance or condemnation proceeds assigned or otherwise received by Buyer.

                  (b) From and after the date hereof, Seller shall operate, maintain and manage the Property in the same manner as operated and managed heretofore; provided, however, that Seller shall not, without the
                    --------  -------
prior written consent of Buyer, enter into any transaction in respect to or affecting the Property, suffer the creation of any lien affecting the Property or enter into any lease, mortgage, easement agreement, equipment lease, service, maintenance, repair or other contract affecting all or any portion of the Property or the development thereof which will survive the Closing.

                  (c) Seller shall not create or suffer the creation of any lien, encumbrance or title exception against the Property including, without limitation, mechanic's liens, judgment liens, tax liens or any other inchoate liens, and if any such liens arise, then Seller shall cause the same to be released as encumbrances against the Property prior to Closing. Seller shall cause any mortgages or other agreements securing the payment of money to be discharged at or prior to the Closing in a manner acceptable to the Title Company for the purpose of insuring Buyer that the title to be conveyed on the Closing Date will be free and clear of any such mortgages or other agreements.

                  (d) From and after the date hereof, Seller shall comply with all applicable laws relating to the use and operation of the Property.

                  (e) In the period prior to Closing, Seller shall provide Buyer with prompt written notice of any event, occurrence or circumstance which could have a material and adverse effect upon the use and operation of the Property.

                  (f) Seller will not amend or modify any of the Contracts prior to Closing without Buyer's consent.

                  (g) From and after the date hereof, Seller will not remove any of the Personal Property from the Property without Buyer's consent.

                  (h) Seller shall use commercially reasonable best efforts to obtain such consents, approvals, authorizations and waivers from third parties and to take other actions as may be required in order to assign such Contracts to Buyer as Buyer has elected to assume as provided in
Section 7(e); provided, however, it is understood that such efforts do not require Seller to offer or grant financial accommodations to any third party or remain secondarily liable under any assigned Contract.

         6.       REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Buyer
                  ----------------------------------------
to execute, deliver and perform this Agreement, Seller hereby represents and warrants to Buyer on and as of the date hereof and on and as of the Closing Date as follows:

                  (a) Seller has the right, power and authority to enter into this Agreement and, subject in each instance to obtaining all necessary consents and approvals as contemplated herein, to consummate the sale of the Property and otherwise to comply with and perform its obligations under this Agreement;

                  (b) The execution and delivery by Seller of this Agreement, the consummation by Seller of the sale of the Property, and other compliance with and performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Seller in compliance with its governing documents (including its articles of incorporation and bylaws (as amended) and applicable law;

                  (c) This Agreement constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar laws relating to the enforcement of creditors' rights generally, (ii) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any proceeding for such remedies may be brought, or (iii) the exercise by any court of its discretion in invoking general principles of equity;

                  (d)      Except as set forth on Exhibit E attached hereto,
                                                  ---------
no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other person or entity on the part of Seller is required in connection with its execution or delivery of this Agreement;

                  (e)      Except as set forth on Exhibit F attached hereto
                                                  ---------
and subject in each instance to obtaining all necessary consents and approvals as contemplated herein, the execution and delivery of this Agreement by Seller and the consummation by Seller of the sale of the Property and the other transactions contemplated by, or other compliance with or performance under, this Agreement by Seller, do not and will not with the passage of time or giving of notice or both constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any lien, encumbrance or other material adverse claim or interest other than Permitted Exceptions upon the Property under
(i) any contract, agreement, commitment, undertaking or understanding to which Seller is a party or to which Seller or the Property are subject or bound, (ii) any judgment, decree or order of any governmental or regulatory authority to which Seller or the Property are subject or bound, (iii) any applicable law or regulation, or (iv) any governing documents of Seller, including Seller's articles of incorporation and bylaws (each, as amended);

                  (f) Seller has good, marketable and insurable title to the Property (including the Personal Property) subject only to the Permitted Exceptions;

                  (g) there is not existing or, to the best knowledge of Seller, threatened any condemnation or similar action, zoning action or other proceeding with respect to any portion of the Property;

                  (h) Seller has not received notice of any material violation (which has not been cured or requires an expenditure of more than $5,000.00 to cure) of any applicable material building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits, health and safety codes or other requirements in respect of any the Property;

                  (i)      there are no leases affecting the Property;

                  (j) neither Seller nor, to the best knowledge of Seller, any other party to the Contracts or the Warranties are in breach of any provision thereunder and no event has occurred or condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder;

                  (k) Seller's Deliveries will be true and correct in all material respects and the same will not omit any material information required to make the submission thereof fair and complete;

                  (l) the Permits, the Contracts and the Warranties produced by Seller in accordance with Section 4(a), Section 4(e) and Section 4(f) constitute all of the permits, guarantees, warranties, management, service, maintenance and repair and/or equipment agreements or other contracts associated with the use and operation of the Property;

                  (m) to Seller's knowledge, the Improvements comply with all applicable zoning restrictions and regulations;

                  (n) Seller has not failed to obtain any permit required by applicable law for use and occupancy of the Property;

                  (o) to Seller's knowledge, the Improvements are structurally sound and in good operating condition and repair (ordinary wear and tear excepted);

                  (p) to Seller's knowledge, all utilities necessary for the current use and operation of the Property are located within the boundaries of the Property and do not cross lands of others adjoining the Property except over validly created and existing easements appurtenant to the Property;

                  (q)      to Seller's knowledge, the Land constitutes two
(2) tax parcels and no real property other than the Land is included in said tax parcels; and

                  (r) Seller has not filed any tax refund or reduction proceedings with respect to the Property.

Seller shall notify Buyer if any of Seller's representations under this Agreement are or become untrue immediately upon Seller's discovery thereof. Buyer's obligation to close under this Agreement is expressly conditioned upon all of the foregoing representations and warranties being true and correct as of the Closing Date.

         7.       INSPECTION PERIOD.
                  -----------------

                  (a) The obligation of Buyer to close the transaction contemplated hereby is subject to Buyer's satisfaction with and approval of, Buyer's inspections of the physical condition of, and title to, the Property. If Buyer, in its sole discretion, is not satisfied with any aspect of the Property, or title thereto, then Buyer shall have the right to terminate this Agreement upon the delivery of written notice thereof ("Termination Notice") to Seller which notice must be given prior to the
  ------------------
expiration of the Inspection Period.

                  (b) Buyer's Termination Notice may identify any matters reflected on the Title Commitment or the Survey which do not constitute Permitted Exceptions (the "Unpermitted Exceptions"). In such
                                      ----------------------
event, Seller shall thereafter have three (3) Business Days to either (i) cure any Unpermitted Exceptions or notify Buyer in writing that such Unpermitted Exceptions shall be cured prior to the Closing Date, in either case by the removal of such exceptions or by the procurement of title insurance endorsements providing coverage against loss or damage as a result of such exceptions in form acceptable to Buyer, and/or (ii) notify Buyer in writing of any Unpermitted Exceptions which Seller cannot or is otherwise unwilling to cure. If Seller shall notify Buyer that Seller is unable or unwilling to cure any such Unpermitted Exceptions, or if the coverage provided in Subsection (b)(i) above shall not be acceptable to Buyer, then Buyer may terminate this Agreement upon written notice to Seller within two

(2) Business Days after receipt of such notice from Seller. If this Agreement is not thus terminated by Buyer, then Buyer shall be deemed to have waived its objections to the Unpermitted Exceptions and such Unpermitted Exceptions shall become Permitted Exceptions.

                  (c)      Notwithstanding any other provision of this
Section 7 to the contrary, if Buyer's Termination Notice identifies any Liens, Seller shall, on or prior to the Closing Date, be obligated to cure any such Liens prior to the Closing Date by the removal of such exceptions or by the procurement of title insurance endorsements providing coverage against loss or damage as a result of such exceptions in form acceptable to Buyer.

                  (d) If Buyer elects to terminate this Agreement pursuant to its rights hereunder, then (i) Buyer shall immediately return to Seller all copies of Seller's Deliveries and any other information obtained by Buyer with respect to the Property; and (ii) upon any such termination, this Agreement shall become null and void and neither party shall have any further rights against the other except for such rights and obligations which, by their terms, survive the Closing or earlier termination of this Agreement.

                  (e) Prior to the expiration of the Inspection Period, Buyer shall provide written notice to Seller of the Contracts Buyer wishes to assume from and after the Closing Date.

         8.       BUYER'S ACCESS TO PROPERTY.
                  --------------------------

                  (a) Buyer shall have the right to enter onto the Property from time to time prior to Closing, during daylight hours and upon reasonable advance notice to Seller, for the purpose of performing the inspections of the Property contemplated in Section 7 above. Buyer agrees to repair and restore, at Buyer's expense, any damage to the Property caused by such inspection.

                  (b) Subject to the requirements of Section 8(a) above, Seller hereby acknowledges and agrees that Buyer may conduct a Phase I environment assessment of the Property. Notwithstanding the foregoing, Buyer agrees not to conduct a Phase II environmental assessment of the Property or to otherwise drill, bore or perform any invasive testing of the Property without the prior written consent of Seller. Such consent shall not be unreasonably conditioned, delayed or withheld provided Buyer shall have previously submitted to Seller a written and detailed proposal describing the scope of the work to be performed as part of the Phase II environmental assessment.

                  (c) As a condition to any right on the part of Buyer to enter onto the Property, Buyer shall furnish Seller with evidence that Buyer maintains comprehensive general liability insurance, including contractual liability, in the amount of at least $1,000,000 in the aggregate per occurrence for bodily injury and at least $1,000,000 per occurrence for property damage occurring upon, on or about the Property caused by the activities of Buyer or its contractors. Said insurance will (i) be in Best A+ or A rated companies, (ii) name Seller as an additional insured for the full amounts herein required, (iii) not be cancelled or amended without thirty (30) days prior notice to Seller, (iv) include an express waiver of subrogation by the insurance company against Seller, and (v) not be invalidated should the insured waive in writing, prior to a loss, any or all rights of recovery against any other party for losses covered by such parties. If requested by Seller, Buyer will deliver the certificate of insurance for such policy.

                  (d) Buyer hereby agrees to indemnify, defend (by counsel reasonably acceptable to Seller) and hold harmless Seller from and against any and all claims, causes of action, liens, losses, damages, judgments, settlements and expenses (including, without limitation, reasonable attorneys fees, court costs and expenses) which may be suffered or incurred by Seller as a result of the acts or omissions of Buyer or its agents or contractors on the Property.

         9.       PROPERTY AS-IS.
                  --------------

                  (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AND SUBJECT TO BUYER'S RIGHT TO TERMINATE, THE PROPERTY IS BEING SOLD IN ITS "AS IS" CONDITION WITH ALL FAULTS, CASUALTY AND CONDEMNATION EXCEPTED. OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, SELLER HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATIVE TO THE PROPERTY.

                  (b) Except to the extent expressly set forth herein, Buyer acknowledges and agrees that no representations or warranties have been made by Seller, or by any person, firm or agent acting or purporting to act on behalf of Seller, as to (i) the presence or absence on or in the Property of any particular materials or substances (including, without limitation, asbestos, hydrocarbons or hazardous or toxic substances); (ii) the condition or repair of the Property or any portion thereof; (iii) the value, expense of operation or income potential of the Property; (iv) the accuracy or completeness of any title, survey or other information provided to Buyer relative to the Property; or (v) any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential thereof.

        10.       CLOSING CONDITIONS.
                  ------------------

                  (a) The obligation of Seller to close the transaction contemplated hereby is conditioned upon the satisfaction of each and every of the following conditions ("Seller's Conditions"):
                              -------------------

                           (i)      Prior to Closing, the transaction
                  contemplated in the Asset Purchase Agreement shall have been consummated.

                           (ii)     Each of Buyer's representations and
                  warranties under this Agreement and the Asset Purchase Agreement being true and correct in all material respects.

                           (iii) Buyer's due and timely performance of Buyer's obligations under this Agreement.

If Seller is not satisfied, in Seller's sole and absolute discretion, with Seller's Conditions, then Seller shall have the right to either (i) terminate this Agreement upon delivery of written notice thereof to Buyer given at any time prior to the Closing Date, or (ii) extend the Closing Date for such period of time as Seller may reasonably determine is necessary for each and every one of Seller's Conditions to be satisfied; provided,
                                                           --------
however, in no event shall the Closing Date be extended for more than ninety
-------
(90) days. If Seller terminates this Agreement pursuant to its rights hereunder as aforesaid, then, in the absence of a default by Seller hereunder, and upon any such termination, neither party shall have any further obligation hereunder, except those that, by their terms, survive Closing or the earlier termination of this Agreement. Notwithstanding anything to the contrary in the foregoing, if Seller's Conditions in Subsections 10(a)(ii) and 10(a)(iii) are not satisfied, then the same shall constitute a breach by Buyer hereunder and Seller shall be entitled to exercise those rights and remedies provided in Section 17(a) below.

                  (b) The obligation of Buyer to close the transaction contemplated hereby is conditioned upon the satisfaction of each and every of the following conditions ("Buyer's Conditions"):
                              ------------------

                           (i)      Prior to Closing, the transaction
                  contemplated in the Asset Purchase Agreement shall have been consummated.

                           (ii) Each of Seller's representations and warranties under this Agreement and the Asset Purchase Agreement being true and correct in all material respects.

                           (iii) Seller's due and timely performance of Seller's obligations under this Agreement.

If Buyer is not satisfied, in Buyer's sole and absolute discretion, with Buyer's Conditions, then Buyer shall have the right to either (i) terminate this Agreement upon delivery of written notice thereof to Seller given at any time prior to the Closing Date, or (ii) extend the Closing Date for such period of time as Buyer may reasonably determine is necessary for each and every one of Buyer's Conditions to be satisfied; provided, however, in no
                                                 --------  -------
event shall the Closing Date be extended for more than ninety (90) days. If Buyer terminates this Agreement pursuant to its rights hereunder as aforesaid, then, in the absence of a default by Buyer hereunder, and upon any such termination, neither party shall have any further obligation hereunder, except those that, by their terms, survive Closing or the earlier termination of this Agreement. Notwithstanding anything to the contrary in the foregoing, if Buyer's Conditions in Subsections 10(b)(ii) and 10(b)(iii) are not satisfied, then the same shall constitute a breach by Seller hereunder and Buyer shall be entitled to exercise those rights and remedies provided in Section 17(b) below.

                  (c) Notwithstanding any other provision of this Agreement to the contrary, if the Asset Purchase Agreement fails to close prior to the Closing Date and thus terminates or is terminated for any other reason, then this Agreement shall be null and void and (i) Buyer shall immediately return to Seller all copies of Seller's Deliveries and any other information obtained by Buyer with respect to the Property; and (ii) upon any such termination, neither party shall have any further obligation hereunder except those that, by their terms, survive Closing or earlier termination of this Agreement.

         11.      CLOSING AND POSSESSION.
                  ----------------------

                  (a) The transaction contemplated hereby shall close at 10:00 a.m. on the Closing Date at the offices of the Title Company, provided that the parties may agree, in writing, to designate a date for Closing prior thereto. A party to this Agreement will not be required to be present in person at such Closing if such party has delivered all of the items it is required to deliver at the Closing to the Title Company on or before the Closing; provided, that if such items have been delivered to the Title Company with escrow instructions, such instructions must be consistent with the provisions of this Agreement. If any such instructions conflict with the provisions of this Agreement, the provisions of this Agreement shall govern.

                  (b) At Closing, Seller shall execute (where necessary) and deliver to Buyer the following:

                           (i) a special warranty deed conveying to Buyer title to the Land and Improvements subject to the Permitted Exceptions;

                           (ii) a bill of sale transferring to Buyer title to the Personal Property, if any;

                           (iii) a counterpart of an assignment of the Contracts and Warranties (the "Assignment and Assumption
                                                 -------------------------
                  of Contracts and Warranties") assigning to Buyer all of
                  ---------------------------

                  Seller's rights under the Contracts and Warranties that Seller has elected to assume, in the form attached hereto as Exhibit G;
                     ---------

                           (iv) a certification that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended) and containing such other certifications and the Title Company may require in connection therewith;

                           (v)      such other certifications and
                  confirmations as may be reasonably required by the Title Company to insure over any liens or encumbrances affecting the Property, and the standard exceptions contained in an ALTA owner's policy of title insurance (except the survey exception);

                           (vi) possession of the Property and all keys thereto; and

                           (vii)    the Closing Statement.

                  (c) At Closing, Buyer shall execute (where necessary) and deliver to Seller the following:

                           (i)      the Purchase Price, subject to the
                  credits and adjustments shown on the Closing Statement;

                           (ii)     a counterpart of the Assignment and
                  Assumption of Contracts and Warranties; and

                           (iii)    the Closing Statement.

         12.      PRORATIONS. Seller and Buyer agree to prorate real estate
                  ----------
taxes as of the Closing Date, and the same shall be reflected on a closing statement (the "Closing Statement") to be prepared by the Title Company, as
                -----------------
follows: Buyer shall receive a credit against the Purchase Price for the amount of current real estate taxes and any personal property taxes levied against the Property which are unpaid as of the Closing Date and which are allocable to the period prior to the Closing Date (based on the actual number of days elapsed in a year over the total number of days in such year), the amount of such payment to be determined on the basis of the current tax bills for the subject portion of the Property or, if the same are not available on the day of closing, 105% of the most recent ascertainable assessed value and tax rate with the parties agreeing to reprorate said taxes upon the receipt of actual tax bills for the Property. Seller shall be responsible for paying the real estate taxes for all periods prior to the tax year in which closing occurs out of Seller's own funds and Seller shall provide evidence of the payment thereof at or prior to closing. Other items customarily adjusted upon the sale of a property similar to the Property shall be adjusted by the parties as of the Closing Date, be reflected on the Closing Statement and shall be settled by additions to or subtractions from the Purchase Price, as appropriate. Seller and Buyer shall diligently attempt to determine the exact amounts of prorations and adjustments prior to or at closing; provided, however, the parties
                                    --------  -------
acknowledge that exact amounts may not be available at closing and agree to reprorate such items following closing based upon final bills or statements. Buyer and Seller agree that the Title Company shall be the "reporting person" relative to the transaction contemplated herein for purposes of
Section 6045(e) of the Internal Revenue Code of 1986, as amended.

         13.      EXPENSES.
                  --------

                  (a) Buyer shall pay for (i) all costs of Buyer's inspection of the Property including, but not limited to, the Title Commitment and the Survey; (ii) one-half (1/2) of the Closing or escrow fees of the Title Company; (iii) the cost of any title insurance Buyer desires to buy; (iv) the fees and expenses of Buyer's counsel; and (v) real estate transfer taxes required to be paid in connection with the sale contemplated in this Agreement.

                  (b) Seller shall pay for (i) the fees and expenses of Seller's counsel; (ii) one-half (1/2) of the Closing or escrow fees of the Title Company; and (iii) the costs of recording and/or filing any releases relating to any Liens.

         14.      BROKERAGE. The parties hereby represent and warrant to one
                  ---------
another that they have not dealt with any broker or finder in respect to the transaction contemplated hereby. Each party hereby agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, damages, liabilities, judgments, settlements and expenses (including, without limitation, attorneys' fees) that the other may sustain or incur by reason of its breach of the foregoing representation and warranty. The obligations of the parties under this Section 14 shall survive Closing or the earlier termination of this Agreement.

         15.      DESTRUCTION OR DAMAGE. Seller shall bear all risk of loss
                  ---------------------
or damage to the Property prior to Closing and shall insure the Property against loss by vandalism, fire or other casualty in an amount not less than the full replacement value thereof. If, prior to Closing, the Improvements are destroyed or damaged by vandalism, fire or other casualty, Seller shall promptly notify Buyer thereof. If the estimated cost to repair any such damage exceeds $100,000.00, then Buyer shall have the option, exercisable by delivery of written notice to Seller within fifteen (15) days after Buyer receives notice of such damage or destruction from Seller, to terminate this Agreement. If Buyer does not elect to terminate this Agreement as provided above, at Closing: (i) Seller shall assign or pay to Buyer all insurance proceeds collected or claimed with respect to such loss or damage, and (ii) Buyer shall receive a credit against the Purchase Price equal to the deductible or self-insured amount under any such policies of insurance.

         16.      CONDEMNATION. If, prior to Closing, all or any material
                  ------------
portion of the Property is taken by exercise of the power of eminent domain or any proceedings are instituted to effect such a taking, Seller shall promptly notify Buyer thereof and Buyer shall have the option, exercisable by the delivery of notice to Seller within fifteen (15) days after Buyer receives notice of such taking, to terminate this Agreement. If Buyer does not elect to terminate this Agreement as provided above, Seller shall, at Closing, assign or pay to Buyer all condemnation awards collected or claimed relative to such taking.

         17.      DEFAULT.
                  -------

                  (a) If Buyer defaults in the performance of its obligations hereunder and Seller is not then in default in the performance of its obligations hereunder, then Seller shall have the right, at its sole option, to (i) terminate this Agreement; or (ii) pursue any other legal or equitable remedy available under applicable law.

                  (b) If Seller defaults in the performance of its obligations hereunder and Buyer is not then in default in the performance of its obligations hereunder, then Buyer shall have the right, at its sole option, to (i) terminate this Agreement; (ii) bring an action to specifically enforce Seller's obligations under this Agreement; and/or (iii) pursue any other legal or equitable remedy available under applicable law.

                  (c) If any litigation is commenced to enforce the rights of any party to this Agreement, then the non-prevailing party shall reimburse the prevailing party for all expenses incurred in prosecuting and/or defending against any such litigation or other proceeding, including, without limitation, attorneys fees and court costs, and any judgment obtained by the prevailing party shall so provide.

         18.      NOTICES. Any notices or other communications required or
                  -------
permitted hereunder to any party hereto shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one (1) Business Day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if an answer back is received by the sender, in each case addressed to the parties at their respective addresses set forth in the Basic Information or such substituted address or attention as any party shall have given notice to the others in writing in the manner set forth in this Section 18.

         19.      CONFIDENTIALITY. The terms of the Confidentiality
                  ---------------
Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under this Section shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

         20.      INDEMNIFICATION.
                  ---------------

                  (a)      Survival. Subject to the limitations set forth in
                           --------
this Section 20, the covenants and agreements contained in this Agreement and the representations and warranties of Seller contained in Section 6,
Section 14 and Section 21(a) of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby notwithstanding any examination made for or on behalf of Buyer or Seller.

                  (b)      Indemnification. Subject to the limitations set
                           ---------------
forth in this Section 20, Seller shall indemnify and hold Buyer and its officers, directors, employees, agents and representatives (the "Buyer
                                                                 -----
Indemnified Parties") harmless against any loss, liability, damage or
-------------------
expense, including reasonable legal expenses and costs, including costs of investigation (collectively, "Losses"), which any of the Buyer Indemnified
                              ------
Parties may incur, suffer, sustain or become subject to as the result of:

                           (i) the breach by Seller of any covenants or agreements in this Agreement or in any exhibit, schedule or attachment hereto or in any certificate delivered in connection herewith; and

                           (ii) the failure of any representation or warranty contained in Section 6, Section 14 and Section 21(a) of this Agreement.


                  (c) With respect to claims for breaches of the covenants, agreements, representations and warranties referred to in Section 20(b), Seller shall not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Indemnified Parties to Seller within eighteen (18) months after the closing date of the transaction described in the Asset Purchase Agreement, except for Losses arising from a breach of the representations and warranties contained in Section 6 (subsections (a) through (c) and (f) only) and Section 14, for which Seller shall not be liable for any Losses arising therefrom unless written notice of such breach is given by a Buyer Indemnified Party to Seller prior to thirty (30) days after the expiration of the applicable statute of limitations for making a contract claim for a breach of this Agreement under applicable law (and any extensions thereof).

                  (d) If any third party shall notify any Buyer Indemnified Party with respect to any matter which may give rise to a claim for indemnification against Seller under this Section 20, then the

Buyer Indemnified Party shall notify Seller of such claim, with adequate particularity as to the nature of the claim giving rise to such Losses and the calculation of the Losses (including all component parts thereof) to the extent then feasible (which calculation shall not be conclusive of the final amount of such claim). Within thirty (30) days after receipt of notice of a particular matter, Seller may assume the defense of such matter if Seller admits responsibility and reaffirms its obligation for indemnification with respect to such matter; provided that (i) Seller shall retain counsel reasonably acceptable to the Buyer Indemnified Party, (ii) the Buyer Indemnified Party, at its sole cost and expense, which shall not be included as part of the Loss sustained by it, may participate in the defense of such claim with co-counsel of its choice to the extent that the Buyer Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business, and (iii) Seller shall not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Buyer Indemnified Party from all liability with respect thereto. If, within such 30-day period, Seller does not assume the defense of such matter, the Buyer Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of Seller, subject to the right of the Seller to contest its obligation to indemnify and hold harmless the Buyer Indemnified Party.

                  (e)      Notwithstanding any other provision of this
Section 20 to the contrary, but subject to the second sentence of this
Section 20(e), Seller shall have no liability under this Section 20 to indemnify the Buyer Indemnified Parties for any Losses incurred by such party unless and until the aggregate amount of all such Losses plus the
                                                               ----
amount of any "Losses" (as defined in the Asset Purchase Agreement) exceeds Two Hundred Thousand Dollars ($200,000) (the "Deductible"), in which event
                                              ----------
the Buyer Indemnified Parties shall only be entitled to indemnification for cumulative and aggregate Losses to the extent that such dollar amount of the Losses exceeds the Deductible; provided, however, that such limitation shall
                               --------  -------
not apply, and Seller shall indemnify the Buyer Indemnified Parties, as provided in Section 20(b), with respect to any Losses incurred by the Buyer Indemnified Parties with respect to Section 6 (subsections (a) through (c) and (f) only) and Section 14.

                  (f)      Notwithstanding anything other provision of this
Section 20 to the contrary, (i) the aggregate liability of Seller to the Buyer Indemnified Parties under this Section 20 shall not exceed fifty percent (50%) of the Purchase Price plus the amount paid to Seller pursuant
                                    ----
to the Asset Purchase Agreement; and (ii) the indemnity provision of this
Section 20 shall be the exclusive remedy of the Buyer Indemnified Parties for any breach of the covenants, representations and warranties set forth in
Section 6, Section 14 and Section 21(a).

                  (g) Buyer and Seller hereby agree that, from and after the Closing Date, with respect to any breach or violation of any representation or warranty or any covenant, obligation or other term set forth in this Agreement, the only relief available to the party indemnified for such breach in respect of such breach shall be (a) damages, but only to the extent properly claimable hereunder as may be limited pursuant to this
Section 20; (b) specific performance if a court of competent jurisdiction in its discretion grants the same; or (c) injunctive relief or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

         21.      ENVIRONMENTAL MATTERS.
                  ---------------------

                  (a)      Environmental Representations. Except as set
                           -----------------------------
forth in any environmental reports previously provided to or prepared by Buyer or its consultants, to Seller's knowledge:

                           (i) Seller has not caused, and to Seller's knowledge, no predecessor in title has caused nor permitted any other party to cause, any Hazardous Material to be placed or disposed of on or at the Property or any part thereof in any manner or quantity which would constitute a violation of any Environmental Law. During Seller's period of ownership of the Property, the Property has not been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or otherwise deal with Hazardous Material in any manner or quantity which would constitute a violation of any Environmental Law.

                           (ii)     Seller has obtained all permits,
                  licenses and other authorizations which, with respect to the Property, are required under all Environmental Laws, except where the failure to obtain such permits, licenses and other authorizations would not have a material adverse effect with respect to Seller or the Property.

                           (iii)    Seller (but only in connection with
                  its ownership and operation of the Property) and the Property are in full compliance with all terms and conditions of all required permits, licenses and authorizations, and in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issues, entered, promulgated or approved thereunder except where the failure to be so in compliance would not have a material adverse effect with respect to the Property.

                           (iv)     There is no civil, criminal or
                  administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of Seller, threatened against the Property relating in any way to any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                           (v) There are no past or present (or to the knowledge of Seller, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Property with Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under any Environmental Laws or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation against the Property, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials, except for such events, conditions, circumstances, activities, practices, incidents, actions or plans which would not have a material adverse effect with respect to the Property.

                           (vi) There are no underground storage tanks at the Property.

                           (vii)    Seller has delivered to Buyer true,
                  correct and complete copies of all reports, audits, investigations, correspondence and notices received by Seller relating to the presence of Hazardous Materials at the Property or the violation of any Environmental Law pertaining to the Property.

                           (viii)   There is no asbestos on the Property.

                  (b)      Environmental Covenants. From and after the date
                           -----------------------
hereof:

                           (i) Seller shall not knowingly allow any Hazardous Material to be discharged, possessed, managed, processed, generated or otherwise handled on the Property, except as permitted by and in accordance with any laws applicable to the Property and where any such action would not have a material adverse effect with respect the Property.

                           (ii)     Seller shall comply with all
                  Environmental Laws affecting the Property, except where the failure to so comply would not have a material adverse effect with respect to Seller or the Property.

                           (iii)    Upon learning of any event specified
                  in the foregoing subsections (a) or (b), or upon learning of the existence of any Hazardous Materials or other environmental contamination, liability or problem with respect to the Property, Seller shall promptly deliver written notice to Buyer of the exact nature, scope and extent thereof.

                           (iv) Seller shall promptly deliver written notice to Buyer should Seller acquire knowledge of any lien, notice, litigation or threat of litigation relating to any alleged unauthorized release of any Hazardous Material or the existence of any Hazardous Material or other environmental contamination, liability or problem with respect to or arising out of or in connection with the Property.

         22.      MISCELLANEOUS. This Agreement shall inure to the benefit
                  -------------
of and be binding upon the respective successors and assigns of the parties hereto. In the event of any conflict between the terms and conditions of this Agreement and the Asset Purchase Agreement, the terms and conditions of this Agreement shall govern. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All parties to this Agreement need not sign the same counterpart of this Agreement provided that all parties have signed at least one counterpart of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Time is of the essence in this Agreement.

                     [Signatures appear on next pages.]

               SIGNATURE PAGE FOR PURCHASE AND SALE AGREEMENT


         IN WITNESS WHEREOF this Agreement is executed as of the date set forth above.

                                     "Buyer"

                                     MEDLINE INDUSTRIES, INC.


                                     By:
                                        ------------------------------------

                                     Printed Name:
                                                  --------------------------

                                     Title:
                                           ---------------------------------



                                     "Seller"

                                     ANGELICA CORPORATION


                                     By:
                                        ------------------------------------

                                     Printed Name:
                                                  --------------------------

                                     Title:
                                           ---------------------------------